Exhibit 99.1

The Chubb Corporation 15 Mountain View Road • P.O. Box 1615 Warren, New Jersey 07061-1615 Telephone: 908-903-2000

FOR IMMEDIATE RELEASE

Chubb Reports Fourth Quarter Net Income per Share of $2.24;

Operating Income per Share Is $2.07; Combined Ratio Is 85.5%

Net Income per Share for 2013 Is a Record $9.04;

Operating Income per Share Is a Record $8.03; Combined Ratio Is 86.1%

Company Expects 2014 Operating Income per Share

In Range of $7.10 to $7.40

Including Assumed 5 Point Impact of Catastrophes

WARREN, New Jersey, January 30, 2014 — The Chubb Corporation [NYSE: CB] today reported net income in the fourth quarter of 2013 of $569 million or $2.24 per share, compared to $102 million or $0.38 per share in the fourth quarter of 2012.

Operating income was $526 million or $2.07 per share in the fourth quarter of 2013, compared to $44 million or $0.16 per share in the corresponding quarter of 2012. The company defines operating income as net income excluding after-tax realized investment gains and losses.

Results for the fourth quarter of 2012 were adversely affected by Storm Sandy-related losses net of reinsurance recoverable as well as reinsurance reinstatement premiums.

Net written premiums for the fourth quarter increased 4% to $3.0 billion in 2013 from $2.9 billion in 2012. Premiums were up 7% in the U.S. and down 3% outside the U.S. (up 1% in local currencies). The negative 1% effect of foreign currency translation on fourth quarter premium growth was offset by the impact of reinsurance reinstatement premiums related to Storm Sandy, which reduced net written premiums in the year-ago fourth quarter.

The fourth quarter combined loss and expense ratio was 85.5% in 2013 and 111.2% in 2012. The impact of catastrophes on the fourth quarter combined ratio was 2.1 percentage points in 2013 and 29.7 points in 2012. Excluding the impact of catastrophes, the fourth quarter combined ratio was 83.4% in 2013 and 81.5% in 2012.

The expense ratio for the fourth quarter was 30.8% in 2013 and 30.9% in 2012.

Property and casualty investment income after taxes for the fourth quarter declined 4% to $284 million in 2013 from $296 million in 2012.

Net income for the fourth quarter of 2013 included net realized investment gains of $67 million before tax ($0.17 per share after-tax). Net income for the fourth quarter of 2012 reflected net realized investment gains of $90 million before tax ($0.22 per share after-tax).

During the fourth quarter of 2013, Chubb repurchased 3.5 million shares of its common stock at a total cost of $325 million, or an average cost of $93.72 per share.

Average diluted shares outstanding for the fourth quarter were 254.1 million in 2013 and 266.8 million in 2012.

Book value per share was $64.83 at December 31, 2013 compared to $62.04 at the end of the third quarter and $60.45 at December 31, 2012.

“Chubb had an excellent fourth quarter and an outstanding 2013,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “For the quarter, we produced operating income per share of $2.07 and net income per share of $2.24, both of which were the second-highest of any quarter in our history. Our combined ratio in the quarter was a very strong 85.5%, once again reflecting the impact of higher rates and strong underwriting performance in all of our business units. During the fourth quarter, the market tone in the U.S. remained firm, and we achieved mid- to high-single-digit changes in our rate increase metrics in all of our business units.

“For the full year 2013,” said Mr. Finnegan, “we generated record operating income per share of $8.03 and record net income per share of $9.04. Our excellent results in 2013, and our consistent financial performance over time, demonstrate the successful execution of our business and underwriting strategies. We remain committed to our long-standing strategy of focusing on underwriting discipline and superior claims handling, combined with best-in-class producer relationships, a strong balance sheet and active capital management.”

Full Year Results

For the year ended December 31, 2013, net income was $2.3 billion or a record $9.04 per share, compared to $1.5 billion or $5.69 per share for the year ended December 31, 2012. Operating income totaled $2.1 billion in 2013 and $1.4 billion in 2012. Operating income per share increased to a record $8.03 in 2013 from $5.23 in 2012.

Net written premiums increased 3% to $12.2 billion in 2013 from $11.9 billion in 2012. Foreign currency translation and Storm Sandy reinsurance reinstatement premiums had an insignificant effect on premium growth for the year. Premiums were up 4% in the U.S. and were flat outside the U.S. (up 2% in local currencies).

The combined ratio in 2013 was 86.1%, compared to 95.3% in 2012. The impact of catastrophes accounted for 3.4 percentage points of the combined ratio in 2013 and 9.6 points in 2012. Excluding the impact of catastrophes, the combined ratio was 82.7% in 2013 and 85.7% in 2012.

The expense ratio for the year was 31.9% in 2013 and 31.7% in 2012.

Property and casualty investment income after taxes in 2013 declined 5% to $1.1 billion in 2013 from $1.2 billion in 2012.

Net income for 2013 included net realized investment gains of $402 million before tax ($1.01 per share after-tax). Net income for 2012 reflected net realized investment gains of $193 million before tax ($0.46 per share after-tax).

During 2013, Chubb repurchased 14.9 million shares of its common stock at a total cost of $1.3 billion, or an average cost of $87.33 per share.

Average diluted shares outstanding were 259.4 million in 2013 and 271.4 million in 2012.

Fourth Quarter Operations Review

Chubb Personal Insurance (CPI) net written premiums increased 6% in the fourth quarter of 2013 to $1.1 billion. Net written premiums were up 3% excluding reinsurance reinstatement premiums related to Storm Sandy. CPI’s combined ratio for the fourth quarter was 83.5% in 2013 and 117.9% in 2012. The impact of catastrophes on CPI’s combined ratio in the fourth quarter was 5.3 percentage points in 2013 and 40.1 points in 2012. Excluding the impact of catastrophes, the combined ratio for the fourth quarter was 78.2% in 2013 and 77.8% in 2012.

Homeowners net written premiums were up 6% (up 2% excluding Storm Sandy reinsurance reinstatement premiums), and the combined ratio was 75.8% (67.3% excluding the impact of catastrophes). Personal Automobile net written premiums increased 2%, and the combined ratio was 93.9%. Other Personal lines net written premiums were up 9%, and the combined ratio was 96.8%.

Chubb Commercial Insurance (CCI) net written premiums for the fourth quarter of 2013 increased 4% to $1.3 billion. Net written premiums were up 2% excluding reinsurance reinstatement premiums related to Storm Sandy. The combined ratio for the quarter was 89.0% in 2013 and 118.7% in 2012. The impact of catastrophes on CCI’s combined ratio in the fourth quarter accounted for 0.6 points in 2013 compared to an impact of 36.8 percentage points in 2012. Excluding the impact of catastrophes, the combined ratio for the fourth quarter was 88.4% in 2013 and 81.9% in 2012.

In the U.S., average fourth quarter CCI renewal rates were up 6%, renewal premium retention was 83% and the ratio of new to lost business was 0.7 to 1.

Chubb Specialty Insurance (CSI) net written premiums increased 2% in the fourth quarter to $705 million. The combined ratio was 81.9%, compared to 88.5% in the fourth quarter of 2012.

Professional Liability (PL) net written premiums increased 2%, and PL had a combined ratio of 85.9%. In the U.S., average PL renewal rates were up 8%, renewal premium retention was 84% and the ratio of new to lost business was 0.8 to 1.

Surety net written premiums were up 4%, and the combined ratio was 53.9%.

2013 Operations Review

For the year ended December 31, 2013, Chubb Personal Insurance net written premiums increased 5% to $4.3 billion. Net written premiums were up 4% excluding reinsurance reinstatement premiums related to Storm Sandy. CPI’s combined ratio was 87.0% in 2013 and 94.4% in 2012. The impact of catastrophes accounted for 7.2 percentage points of the combined ratio in 2013 and 13.7 points in 2012. Excluding the impact of catastrophes, the combined ratio was 79.8% in 2013 and 80.7% in 2012.

Homeowners net written premiums increased 4% (increased 3% excluding Storm Sandy reinsurance reinstatement premiums), and the combined ratio was 82.3% (70.8% excluding the impact of catastrophes). Personal Automobile net written premiums were up 6%, and the combined ratio was 94.8%. Other Personal lines net written premiums increased 6%, and the combined ratio was 94.8%.

Chubb Commercial Insurance net written premiums for 2013 increased 2% to $5.3 billion. Net written premiums were up 1% excluding reinsurance reinstatement premiums related to Storm Sandy. The combined ratio was 86.5% in 2013 and 99.0% in 2012. The impact of catastrophes accounted for 2.1 percentage points of the combined ratio in 2013 and 11.4 points in 2012. Excluding the impact of catastrophes, the combined ratio was 84.4% in 2013 and 87.6% in 2012.

In the U.S., average CCI renewal rates were up 7%, renewal premium retention was 84% and the ratio of new to lost business was 0.8 to 1.

Chubb Specialty Insurance net written premiums for 2013 increased 3% to $2.6 billion. The combined ratio was 84.3% in 2013 and 91.3% in 2012.

Professional Liability’s net written premiums were up 2%. PL had a combined ratio of 89.3%. In the U.S., average 2013 renewal rates for PL were up 8%, renewal premium retention was 84% and the ratio of new to lost business was 0.8 to 1.

Surety net written premiums increased 6%, and the combined ratio was 47.2%.

January 2014 Winter Weather Losses

Chubb’s first quarter 2014 results will be impacted by losses related to the severe winter weather that has occurred during the month of January in the United States. To date, that weather has resulted in two declared catastrophes related to the freezing and winter storms that occurred between January 3rd and 8th in 19 states. Chubb’s preliminary estimate of the losses from these two catastrophes is in the range of $150 million to $200 million before tax or $0.39 to $0.52 per share after tax. This estimate does not include an estimate for any other January weather related losses.

2014 Operating Income Guidance

Based on management’s current outlook, Chubb expects to achieve 2014 operating income per share in the range of $7.10 to $7.40.

This operating income guidance assumes for the full year 2014:

•	An increase of 2% to 4% in net written premiums.

•

Catastrophe losses that have an impact of 5 percentage points on the 2014 combined ratio. This assumed impact is 1 point higher than the assumed 4 points of catastrophe losses in Chubb’s initial operating income per share guidance for 2013 to take into account anticipated higher than usual catastrophe losses in the first quarter of 2014. The impact of each percentage point of catastrophe losses on operating income per share is approximately $0.33.

•	A combined ratio between 89% and 90%.

•	A decline of 4% to 6% in property and casualty investment income after taxes.

•	Approximately 245 million average diluted shares outstanding.

The guidance and related assumptions are subject to the risks outlined in the company’s forward-looking information safe-harbor statements (see below).

Webcast Conference Call to be Held Today at 5 P.M.

Chubb’s senior management will discuss the company’s fourth quarter performance with investors and analysts today, January 30th, at 5 P.M. Eastern Standard Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.

About Chubb

Since 1882, members of the Chubb Group of Insurance Companies have provided property and casualty insurance products to customers around the globe. These products are offered through a worldwide network of independent agents and brokers. The Chubb Group of Insurance Companies is known for financial strength, underwriting and loss-control expertise, tailoring products for the needs of high net worth individuals and commercial customers in niche markets and select industry segments, and outstanding claim service.

The Chubb Group of Insurance Companies is the marketing term used to describe several separately incorporated insurance companies under the common ownership of The Chubb Corporation. The Chubb Corporation is listed on the New York Stock Exchange (NYSE: CB) and, together with its subsidiaries, employs approximately 10,000 people throughout North America, Europe, Latin America, Asia and Australia. For more information regarding The Chubb Corporation, including a listing of the insurers in the Chubb Group of Insurance Companies, visit www.chubb.com.

Chubb’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.

All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery (908) 903-2365

	Media:	Mark E. Greenberg (908) 903-2682

Definitions of Key Terms

Operating Income:

Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.

Underwriting Income (Loss):

Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.

Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, certain policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.

Property and Casualty Investment Income After Income Tax:

Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment results because it reflects the impact of any change in the proportion of tax exempt investment income to total investment income and is therefore more meaningful for analysis purposes than investment income before income tax.

Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost:

Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income (loss), the after-tax appreciation or depreciation, including unrealized other-than-temporary impairment losses, of the Corporation’s available-for-sale fixed maturities, which are carried at fair value. The appreciation or depreciation of available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.

Combined Loss and Expense Ratio or Combined Ratio:

The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

Net Written Premiums Growth (Decrease) Excluding the Impact of Foreign Currency Translation, Net Written Premiums Growth (Decrease) Excluding the Impact of Reinsurance Reinstatement Premiums, Net Written Premiums Growth (Decrease) Excluding the Impact of Foreign Currency Translation and Reinsurance Reinstatement Premiums:

Management uses net written premiums growth (decrease) excluding the impact of foreign currency translation, net written premiums growth (decrease) excluding the impact of reinsurance reinstatement premiums, and net written premiums growth (decrease) excluding the impact of foreign currency translation and reinsurance reinstatement premiums, non-GAAP financial measures, to evaluate the trends in net written premiums, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which international business is transacted and/or the effect of reinsurance reinstatement premiums. The impact of foreign currency translation is excluded as exchange rates may fluctuate significantly and the effect of fluctuations could distort the analysis of trends. When excluding the impact of foreign currency translation, management uses the same exchange rate to translate each foreign currency denominated net written premium amount in both periods. The impact of reinsurance reinstatement premiums related to a major catastrophe event such as Storm Sandy are excluded as these reinsurance reinstatement premiums are infrequent and could distort the analysis of trends. When excluding the impact of reinsurance reinstatement premiums, net written premiums are increased by the amount of reinsurance reinstatement premiums recognized in the period.

FORWARD-LOOKING INFORMATION

In this press release, the conference call identified above and otherwise, we may make statements regarding our results of operations, financial condition and other matters that are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe-harbor provisions of the PSLRA and include statements regarding Chubb’s first quarter 2014 catastrophe losses from January weather in the United States and management’s 2014 operating income per share guidance and related assumptions. Forward-looking statements frequently can be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “will,” “may,” “should,” “could,” “would,” “likely,” “estimate,” “predict,” “potential,” “continue,” or other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:

•	global political, economic and market conditions, particularly in the jurisdictions in which we operate and/or invest, including:

—	changes in credit ratings, interest rates, market credit spreads and the performance of the financial markets;

—	currency fluctuations;

—	the effects of inflation;

—	changes in domestic and foreign laws, regulations and taxes;

—	changes in competition and pricing environments;

—	regional or general changes in asset valuations;

—	the inability to reinsure certain risks economically; and

—	changes in the litigation environment;

•	the effects of the outbreak or escalation of war or hostilities;

•	the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•

premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business and attract new business at acceptable rates;

•	our expectations with respect to cash flow and investment income and with respect to other income;

•	the adequacy of our loss reserves, including:

—	our expectations relating to reinsurance recoverables;

—	the willingness of parties, including us, to settle disputes;

—	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

—	development of new theories of liability;

—	our estimates relating to ultimate asbestos liabilities; and

—	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

•	the availability and cost of reinsurance coverage;

•

the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk or changes to our estimates (or the assessments of rating agencies and other third parties) of our potential exposure to such events;

•

the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that file for bankruptcy or otherwise experience deterioration in creditworthiness;

•

the effects of disclosures by, and investigations of, companies we insure, particularly with respect to our lines of business that have a longer time span, or tail, between the incidence of a loss and the settlement of the claim;

•	the impact of legislative, regulatory, judicial and similar developments on companies we insure, particularly with respect to our longer tail lines of business;

•

the impact of legislative, regulatory, judicial and similar developments on our business, including those relating to insurance industry reform, terrorism, catastrophes, the financial markets, solvency standards, capital requirements, accounting guidance and taxation;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	our plans to repurchase shares of our common stock, including as a result of changes in:

—	our financial position and financial results;

—	our capital position and/or capital adequacy levels required to maintain our existing ratings from independent rating agencies;

—	our share price;

—	investment opportunities;

—	opportunities to profitably grow our property and casualty insurance business;

—	corporate and regulatory requirements; and

•	our ability to implement management’s strategic plans and initiatives.

Chubb assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION

SUPPLEMENTARY FINANCIAL DATA

(Unaudited)

	Periods Ended December 31
	Fourth Quarter		Twelve Months
	2013	2012	2013	2012
		(in millions)

PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$3,038	$2,908	$12,224	$11,870
Decrease (Increase) in Unearned Premiums	2	19	(158)	(32)

Premiums Earned	3,040	2,927	12,066	11,838

Losses and Loss Expenses	1,658	2,343	6,520	7,507
Operating Costs and Expenses	933	897	3,893	3,756
Decrease (Increase) in Deferred Policy Acquisition Costs	10	12	(59)	(3)
Dividends to Policyholders	9	7	37	30

Underwriting Income (Loss)	430	(332)	1,675	548

Investments
Investment Income Before Expenses	360	373	1,436	1,518
Investment Expenses	11	8	45	36

Investment Income	349	365	1,391	1,482

Other Income (Charges)	(5)	4	6	10

Property and Casualty Income	774	37	3,072	2,040

CORPORATE AND OTHER	(55)	(64)	(237)	(237)

CONSOLIDATED OPERATING INCOME (LOSS) BEFORE INCOME TAX	719	(27)	2,835	1,803

Federal and Foreign Income Tax (Credit)	193	(71)	751	383

CONSOLIDATED OPERATING INCOME	526	44	2,084	1,420

REALIZED INVESTMENT GAINS AFTER INCOME TAX	43	58	261	125

CONSOLIDATED NET INCOME	$569	$102	$2,345	$1,545

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$284	$296	$1,138	$1,204

	Periods Ended December 31
	Fourth Quarter		Twelve Months
	2013	2012	2013	2012
OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	254.1	266.8	259.4	271.4
Actual Common Shares at End of Period	248.3	261.8	248.3	261.8

DILUTED EARNINGS PER SHARE DATA
Operating Income	$2.07	$.16	$8.03	$5.23
Realized Investment Gains	.17	.22	1.01	.46

Net Income	$2.24	$.38	$9.04	$5.69

Effect of Catastrophes	$(.17)	$(2.13)	$(1.03)	$(2.73)

	Dec. 31 2013	Dec. 31 2012

BOOK VALUE PER COMMON SHARE	$64.83	$60.45

BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	61.86	53.80

PROPERTY AND CASUALTY UNDERWRITING RATIOS

PERIODS ENDED DECEMBER 31

	Fourth Quarter		Twelve Months
	2013	2012	2013	2012

Losses and Loss Expenses to Premiums Earned	54.7%	80.3%	54.2%	63.6%
Underwriting Expenses to Premiums Written	30.8	30.9	31.9	31.7

Combined Loss and Expense Ratio	85.5%	111.2%	86.1%	95.3%

Effect of Catastrophes on Combined Loss and Expense Ratio	2.1%	29.7%	3.4%	9.6%

PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS

PERIODS ENDED DECEMBER 31

	Fourth Quarter		Twelve Months
	2013	2012	2013	2012
		(in millions)

Paid Losses and Loss Expenses	$1,937	$1,889	$7,102	$6,816
Increase (Decrease) in Unpaid Losses and Loss Expenses	(279)	454	(582)	691

Total Losses and Loss Expenses	$1,658	$2,343	$6,520	$7,507

The increase in unpaid losses and loss expenses for both the fourth quarter and the twelve months ended 2012 included $620 million related to Storm Sandy.

PROPERTY AND CASUALTY PRODUCT MIX

QUARTERS ENDED DECEMBER 31

	Net Premiums Written
			% Increase (Decrease)
				Excluding
				Storm Sandy	Combined Loss and
				Reinstatement	Expense Ratios
	2013	2012	Total	Premiums	2013	2012
	(in millions)
Personal Insurance
Automobile	$175	$172	2%	2%	93.9%	97.1%
Homeowners	651	614	6	2	75.8	131.3
Other	249	228	9	9	96.8	97.1

Total Personal	1,075	1,014	6	3	83.5	117.9

Commercial Insurance
Multiple Peril	279	279	—	(2)	73.5	103.9
Casualty	395	393	1	1	102.9	93.8
Workers’ Compensation	245	225	9	9	91.5	89.3
Property and Marine	340	308	10	3	83.1	184.2

Total Commercial	1,259	1,205	4	2	89.0	118.7

Specialty Insurance
Professional Liability	627	613	2	2	85.9	93.7
Surety	78	75	4	4	53.9	51.4

Total Specialty	705	688	2	2	81.9	88.5

Total Insurance	3,039	2,907	5	3	85.5	111.6

Reinsurance Assumed	(1)	1	*	*	*	*

Total	$3,038	$2,908	4	3	85.5	111.2

*	The change in net premiums written and the combined loss and expense ratios are no longer presented for the Reinsurance Assumed business since it is in runoff.

PROPERTY AND CASUALTY PRODUCT MIX

TWELVE MONTHS ENDED DECEMBER 31

	Net Premiums Written
			% Increase (Decrease)
				Excluding
				Storm Sandy	Combined Loss and
				Reinstatement	Expense Ratios
	2013	2012	Total	Premiums	2013	2012
	(in millions)
Personal Insurance
Automobile	$731	$691	6%	6%	94.8%	93.4%
Homeowners	2,662	2,554	4	3	82.3	94.2
Other	929	880	6	6	94.8	95.6

Total Personal	4,322	4,125	5	4	87.0	94.4

Commercial Insurance
Multiple Peril	1,113	1,119	(1)	(1)	83.3	93.7
Casualty	1,635	1,641	—	—	97.3	92.1
Workers’ Compensation	1,091	1,014	8	8	89.6	93.7
Property and Marine	1,434	1,400	2	1	74.6	115.0

Total Commercial	5,273	5,174	2	1	86.5	99.0

Specialty Insurance
Professional Liability	2,319	2,273	2	2	89.3	96.7
Surety	314	295	6	6	47.2	51.4

Total Specialty	2,633	2,568	3	3	84.3	91.3

Total Insurance	12,228	11,867	3	3	86.2	95.7

Reinsurance Assumed	(4)	3	*	*	*	*

Total	$12,224	$11,870	3	3	86.1	95.3

*	The change in net premiums written and the combined loss and expense ratios are no longer presented for the Reinsurance Assumed business since it is in runoff.